ARTICLES OF' AMENDMENT
TO TILE
ARTICLES OP INCORPORATION
OF
NIAXIM TEP, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I

The name of the corporation is MAXIM TEP, INC. The filing number issued to the corporation by the secretary of state is 80039 l 333.

ARTICLE II

Article One of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is CONQUEST PETROLEUM INCORPORATED.

ATICLE III

This amendment effects a reverse stock split of shares of the Corporation's existing Common Stock, having $0.00001 par value per share, and the existing Preferred Stock having S0.00001 par value per share, as follows:

Upon the Effective Date of this Articles of Amendment to the Articles of Incorporation

A.         Each ten (10) outstanding shares of Common Stock, $0,00001 par value per share, shall be combined into one (1.) share of Common Stock, $0.0001 par value per share.

B.         Each ten (JO) outstanding shares of Series A Preferred Stock, $0.0000l par value per share, shall be combined into one share of Series A Preferred Stock, $0.000l par value per share.

No fractional shares are to be issued as the result of such reverse stock split, but instead if partial shares are to be issued on Common Stock or Preferred Stock, the corporation shall issue the next higher whole nmber of shares as the result of such reverse stock split of shares of the Corporation.

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The amendments to the Articles of Incorporation herein made shall not of any change in the amount of stated capital of the Corporation. The stated capital of the Corporation immediately prior to such amendments, shall remain the same upon this document becoming effective.

  Article Four of the Articles of Incorporation is amended to read in its entirety as follows:
ARTICLE FOUR

Section 1.       General. The aggregate number of shares which the corporation Shall have authority to issue is Three Hundred Million (300,000.000) shares, divided into one class of Two Hundred Fifty Million (250,000,000) shares of common stock, having $0.0001 par value per share ("Comtnon Stock"), and Fifty Million (50,000,000) shares of preferred stock, having $0.0001 par value per share ("Preferred Stock").

Section 2.       Series of Preferred Stock. Shares of Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors, each of which is to have a distinctive serial designation. Such serial designation may be provided in these Articles of Incorporation oras determined or in the resolution or resolutions of the board of directors providing for the establishmem of such Preferred Stock. All shares of any one series of preferred stock shall be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

ARTICLE IV

The amendments to the Articles of Incorporation have been approved in the manner by the Texas Business Corporation Act and by The constituent documents of the corporation.

ARTICLE V

The reverse stock split herein made shall be effective immediately upon this document becoming effective, as set forth below, and shall not require any action on the part of the holders of the shares being so reclassified or exchanged, however, each holder of shares of stock may exchange the stock certificates evidencing such shares for new stock certificates.

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EFFECTIVENESS OF FILING

This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state of the State of Texas ("Effective Date"). The delayed Effective Date is July 17. 2009.

IN WITNESS WHEREOF, these Articles of Amendment have been executed on July 16, 2009, by the undersigned.

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